CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-56123, 333-56127 and 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 30, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2013.

/s/ McGladrey LLP

Indianapolis, Indiana
December 30, 2013